UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4352386
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NYSE Alternext

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Cheniere Energy, Inc., a Delaware corporation (the “Company”), on November 1, 2004, as amended by Amendment No. 1 to the Registration Statement filed by the Company on January 24, 2005 (collectively, the “Registration Statement”), relating to the rights distributed to the stockholders of the Company (the “Rights”) in connection with the Rights Agreement, dated as of October 14, 2004, between the Company and Computershare Trust Company, N.A. (formerly U.S. Stock Transfer Corp.), as Rights Agent (the “Rights Agent”), as amended by the First Amendment to Rights Agreement, dated as of January 24, 2005, between the Company and the Rights Agent (collectively, the “Rights Agreement”).

The Registration Statement is hereby amended by adding the following text after the last paragraph of the Registration Statement:

On October 24, 2008, the Company and the Rights Agent entered into the Second Amendment to Rights Agreement, dated as of October 24, 2008 (the “Second Amendment”). The Second Amendment amends the Rights Agreement to change the definition of “Acquiring Person” in Section 1 of the Rights Agreement, and provides for certain other changes.

The preceding summary of the principal terms of the Second Amendment is a general description only and is subject to the detailed terms and conditions of the Second Amendment, which is incorporated herein by reference to Exhibit 4.1 to this Registration Statement on Form 8-A/A.

ITEM 2.	EXHIBITS.

Exhibit Number	Description of Exhibit
4.1	Second Amendment to Rights Agreement, dated as of October 24, 2008, by and between the Company and Computershare Trust Company, N.A. (formerly U.S. Stock Transfer Corp.), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed October 24, 2008).

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHENIERE ENERGY, INC.

By:	/s/ Don A. Turkleson
Don A. Turkleson Senior Vice President and Chief Financial Officer

Date: October 24, 2008

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Second Amendment to Rights Agreement, dated as of October 24, 2008, by and between the Company and Computershare Trust Company, N.A. (formerly U.S. Stock Transfer Corp.), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed October 24, 2008).